Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc.
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

INSITE VISION REPORTS FIRST QUARTER FINANCIAL RESULTS

ALAMEDA, Calif. (May 14, 2003) – InSite Vision Incorporated (AMEX: ISV) – an ophthalmic therapeutics, diagnostics and drug-delivery company – today reported financial results for the three months ended March 31, 2003.

InSite Vision reported a net loss for the 2003 first quarter of $2.3 million, or $0.09 per share, compared with a net loss for the 2002 first quarter of $3.0 million, or $0.12 per share. Research and development (R&D) expenses for the first quarter of 2003 decreased to $1.4 million, compared with $2.1 million for the first quarter of 2002. The decrease was due primarily to prior-year costs associated with licensing the Optineurin gene and related patent activities, and to reduced financial support during the first quarter of 2003 for research related to genetics programs, pending the receipt of additional funding. Selling, general and administrative (SG&A) expenses decreased slightly to $833,000 from $896,000 for the first quarters of 2003 and 2002, respectively. The approximate 7% decrease in SG&A costs primarily reflects the OcuGeneTM glaucoma genetic test market introduction costs incurred during the first quarter of 2002 which were not incurred in the first quarter of 2003, partially offset by increased insurance expenses incurred during the first quarter of 2003.

InSite Vision had cash and cash equivalents of $856,000 at March 31, 2003, compared with cash and cash equivalents of $1.2 million at December 31, 2002. The Company received $2.0 million in February 2003 upon issuance of preferred equity stock to Bausch & Lomb Incorporated in connection with the licensing of InSite Vision’s antibiotic program ISV-403. Absent additional financing, the Company expects that its cash on hand and anticipated cash flow from operations will only be sufficient to fund its operations through approximately to the middle of June 2003.

InSite Vision is currently engaged in discussions with several institutional investors and potential collaborative partners to obtain sufficient interim funding prior to the end of May 2003 to enable the Company to continue operations for an additional 90 to 120 days. If the Company is able to secure such funding, it is hopeful that it will be able secure longer term financing or collaborative arrangements prior to exhausting such interim funding. However, there can be no assurance that InSite Vision will be able to obtain such interim funding on acceptable terms or at all, or, if it obtains such interim funding, that it will be able to obtain longer term financing or collaborative arrangements to enable it to continue its operations.

Additionally, InSite Vision has undertaken a number of measures to reduce its operating expenses to enable it to continue operations without additional financing through the middle of June 2003, including: placing approximately 75% of its employees on unpaid furlough, with benefits paid through the end of May and with qualified employees eligible to receive accrued vacation pay during the furlough, voluntary salary reductions by its senior management team, ceasing work on all non-critical external projects, working with its landlord to restructure its lease obligations, and other cost containment measures. Although it is not possible to anticipate all potential effects the implementation of these expense control measures will have on InSite Vision or its development, the Company expects that among other things, these activities will delay the initiation of Phase 3 clinical trials on ISV-401 and will impact its ability to promote OcuGene. The extent and ramifications of these delays will be dependent upon the timing of the receipt of additional financing and the amount of such financing, if any. There can be no assurance that the Company will be able to successfully implement these expense reduction plans or that it will be able to do so without significantly harming its business, financial condition or results of operations.

“Our top priority clearly is to secure and complete an interim financing in order to continue our operations beyond the end of May and to raise sufficient additional funds to support ongoing development of programs that offer the best near-term value,” said S. Kumar Chandrasekaran, Ph.D., InSite Vision’s chief executive officer, president, and chief financial officer. “We believe we are making progress on several fronts, including discussions with multiple financial sources, as well as with several potential corporate partners for our ISV-401 product. We are hopeful that we will see one or more of these avenues to a successful conclusion in the very near future.”

Therapeutics Program Update

ISV-401

InSite Vision’s ISV-401 contains the drug azithromycin, a broad-spectrum antibiotic not currently used in ophthalmology, formulated with DuraSite®, the Company’s patented drug-delivery vehicle offering the benefits of prolonged release of an active ingredient. After meeting with U.S. Food and Drug Administration (FDA) officials in January 2003, InSite Vision finalized the ISV-401 Phase 3 protocols and, provided the Company obtains sufficient funding, plans to initiate pivotal clinical trials for the treatment of acute bacterial conjunctivitis in 2003. The Company has signed a supply agreement for the drug substance to be used in Phase 3 trials, and clinical units have been successfully manufactured at a contract site. Results of the Phase 2 study with ISV-401, reported in September 2002, demonstrated that six drops of ISV-401 administered over five consecutive days (two drops administered on day one, one drop administered on each subsequent day) produced clinical results in treating acute bacterial conjunctivitis comparable to those usually seen with more than 35 drops of currently marketed drugs over a period of seven consecutive days. The study results indicate that ISV-401 elicited both clinical resolution and bacterial eradication over both gram-positive and gram-negative strains of acute bacterial conjunctivitis. InSite Vision is continuing discussions with potential corporate partners for the ISV-401 program.

ISV-403

InSite Vision’s ISV-403 is a DuraSite formulation of a fourth-generation fluoroquinolone licensed from Japan’s SSP, Co., Ltd. Preclinical studies with ISV-403 indicate that the drug candidate is effective against bacteria that are resistant to the currently marketed fluoroquinolone products, and that its dosing frequency may be significantly lower than other comparable products. The Company initiated Phase I clinical studies with ISV-401 in April 2003, after filing an IND application with the FDA in the prior month.

In August 2002, InSite Vision announced the signing of a license agreement with Bausch & Lomb to develop ISV-403. Under the terms of the Bausch & Lomb agreement, InSite Vision is responsible for the clinical development of this product candidate through New Drug Application (NDA) approval from the FDA, with Bausch & Lomb responsible for subsequent commercial manufacturing and marketing. After initial preferred equity investments made in the third quarter of 2002 and the first quarter of 2003, Bausch & Lomb is required to make additional preferred equity investments in InSite Vision as product milestones are achieved. The license agreement grants Bausch & Lomb rights to market ISV-403, subject to payout of royalties, in all geographies except Japan (which rights were retained by SSP), and with such rights being shared with SSP in Asia (except Japan) and exclusive elsewhere.

ISV-205

The Company’s ISV-205 is a DuraSite formulation of the non-steroidal anti-inflammatory drug (NSAID) diclofenac for the treatment of glaucoma related to specific genetic variants, and is a companion product to the Company’s OcuGene test. The Company intends to meet with the FDA during 2003 to present clinical reports related to an ISV-205 Phase 2b study, prior to finalizing the Phase 3 protocol. The results of the Phase 2b study indicate that the intraocular pressure at the first reading taken daily over the 24 weeks of therapy in subjects with either the mt-1 variant or the mt-1 and mt-11 variants was significantly lower compared with placebo (p=0.0079 and p=0.0048, respectively). Intraocular pressure can be an important indicator of glaucoma. Discussions with potential corporate partners for ISV-205 are being pursued.

OcuGene Update

During the first quarter of 2003, InSite Vision continued its activities to introduce the OcuGene glaucoma genetic test to the U.S. ophthalmic and optometric communities. Initiatives include submitting and presenting scientific results to prestigious journals and at key ophthalmic industry conferences. Recent activities include attendance at the annual Association for Research in Vision and Ophthalmology (ARVO) conference in Ft. Lauderdale earlier this month, and at the American Glaucoma Society Meeting in San Francisco and the Fourth International Glaucoma Symposium in Barcelona, Spain, both held in March. The Company is implementing a product launch that initially focuses on California-based eye care professionals. In December 2002, InSite Vision announced an eight-year agreement with SIFI (Società Industria Farmaceutica Italiana) S.p.A. to manufacture/perform, distribute and promote OcuGene in Italy. InSite Vision believes SIFI intends to introduce OcuGene in the Italian market in the second half of 2003. Negotiations with potential partners to develop additional international distribution and marketing agreements are ongoing.

Conference Call

InSite Vision has scheduled an investor conference call beginning at 4:30 p.m. Eastern Time today to discuss first quarter financial results. To participate in the live call via telephone, please call (888) 803-7364 for domestic callers or (706) 634-1033 for international callers. A telephone replay will be available until midnight Eastern Time May 16, 2003, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), and entering reservation number 533847.

The live conference call will also be available via the Internet on the investor relations section of the Company’s Web site at www.insitevision.com, and a recording of the call will be available on the investor relations section of the Company’s Web site following the completion of the call. InSite Vision will also file a copy of this press release with the Securities and Exchange Commission on a Form 8-K prior to the conference call and a copy of this press release will be available via the Internet on the investor relations section of the Company’s Web site.

InSite Vision is an ophthalmic products company focused on glaucoma, ocular infections and retinal diseases. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite drug-delivery technology, which also is incorporated into the ocular infection products ISV-401 and ISV-403, and InSite Vision’s retinal disease program. Additional information can be found at www.insitevision.com.

This press release and the telephone conference referenced herein may contain among other things certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties, including but not limited to: Insite Vision’s ability to complete an interim financing prior to the middle of June 2003; its immediate need for significant additional funding to continue its operations; the effects of its expense control activities on its operations and product development, its ability to obtain regulatory approval and market acceptance of its products, including ISV-403, OcuGene, ISV-401 and ISV-205; its ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to ISV-403, ISV-401 and ISV-205; its reliance on third parties for the development, marketing and sale of its products; and the initiation and results of preclinical and clinical studies, its ability to adequately protect its intellectual property and; determinations by the U.S. Food and Drug Administration, including those with respect to ISV-403, OcuGene, ISV-401 and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2002 fiscal year. Any projections in this release or in the telephone conference are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information, since InSite Vision may only provide guidance at certain points during the year. Such information speaks only as of the date of this release or the date of the telephone conference. Actual events or results could differ materially and no reader of this release should assume later that the information provided today or in the live telephone conference is still valid.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2003 and 2002

(in thousands, except per share amounts; unaudited)

	Three months ended March 31,
	2003	2002
Revenues	$4	$9
Cost of goods	8	17
Operating expenses:
Research and development	1,439	2,081
Selling, general and administrative	833	896

Total	2,272	2,977

Loss from operations	(2,276)	(2,985)
Interest, other income and expense, net	3	28

Net loss	(2,273)	(2,957)
Non-cash preferred dividends	41	—

Net loss applicable to common stockholders	$(2,314)	$(2,957)

Net loss per share applicable to common stockholders, basic and diluted	$(0.09)	$(0.12)

Shares used to calculate net loss per share applicable to commons stockholders basic and diluted	25,133	24,930

Condensed Consolidated Balance Sheets

At March 31, 2003 and December 31, 2002

(in thousands; unaudited)

	March 31, 2003	December 31, 2002
Assets:
Cash and cash equivalents	$856	$1,179
Prepaid expenses and other assets	105	143
Property and equipment, net	490	544

Total assets	$1,451	$1,866

Liabilities and stockholders’ equity (deficit):
Current liabilities	$797	$969
Long-term liabilities	8	10
Preferred stock	4,089	2,048
Common stockholders’ deficit	(3,443)	(1,161)

Total liabilities and stockholders’ equity (deficit)	$1,451	$1,866

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